UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): March 4, 2016

SPHERIX INCORPORATED

(Exact Name of Registrant as Specified in Charter)

Delaware	0-5576	52-0849320
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1350 Avenue of the Americas FL 2 New York, NY 10019	10019
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (703) 992-9260

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03	Material Modifications to Rights of Securities Holders.

The information contained in Items 5.03 and 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On February 26, 2016, Spherix Incorporated (the “Company”) held a special meeting (the “Special Meeting”) of its stockholders, which had been adjourned from February 22, 2016. The matters voted on and approved at the Special Meeting an amendment to the Company’s Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), at a ratio between 1-for-12 and 1-for-24 (“Reverse Stock Split”), an amendment to the Company’s Amended and Restated Certificate of Incorporation to decrease the number of authorized shares of the Company’s common stock from 200 million to 100 million shares and an amendment to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”) to increase the number of shares of common stock authorized to be issued pursuant to the 2014 Plan from 4,161,892 to 8,250,000 (disregarding the effect of any reverse stock split).

On March 3, 2016, the Company filed an Amendment to its Certificate of Incorporation (the “Amendment”) with the Secretary of State of the State of Delaware to affect a 1-for-19 Reverse Stock Split of the Company’s Common Stock and to decrease the number of authorized shares of the Company’s common stock from 200 million to 100 million. The Reverse Stock Split became effective at 12:01 a.m. on March 4, 2016. A copy of the Amendment is attached hereto as Exhibit 3.1 and incorporated herein by reference.

As a result of the Reverse Stock Split, each nineteen (19) shares of the Company’s issued and outstanding Common Stock has been automatically combined and converted into one (1) issued and outstanding share of Common Stock. The Reverse Stock Split has affected all issued and outstanding shares of Common Stock, as well as Common Stock underlying stock options, warrants and other convertible securities outstanding immediately prior to the effectiveness of the Reverse Stock Split. The Reverse Stock Split has reduced the number of outstanding shares of the Common Stock outstanding prior to the Reverse Stock Split from 48.3 million shares to approximately 2.6 million shares immediately following the stock split.

No fractional shares will be issued in connection with the Reverse Stock Split. Stockholders who would otherwise hold a fractional share of Common Stock will receive a cash payment in lieu of such fractional share equal to the opening stock price on the Nasdaq Stock Exchange on March 4, 2016.

Stockholders with shares held in book-entry form or through a bank, broker or other nominee are not required to take any action and will see the impact of the reverse stock split reflected in their accounts after March 4, 2016. Beneficial holders may contact their bank, broker or nominee for more information. Stockholders with shares held in certificate form may exchange their stock certificates for book-entry shares representing the shares of common stock resulting from the reverse stock split. These stockholders will receive a Letter of Transmittal and instructions for exchanging their certificates from Spherix's transfer agent, Vstock Transfer, LLC.

Item 8.01	Other Events.

As previously disclosed by the Company on the Current Report on Form 8-K filed on March 27, 2015 with the Securities and Exchange Commission, on March 24, 2015 the Company received a written notification from NASDAQ notifying the Company that it had failed to comply with the Rule because the bid price for the Company’s common stock over a period of thirty (30) consecutive business days prior to such date had closed below the minimum $1.00 per share requirement for continued listing. In accordance with NASDAQ’s Listing Rule 5810(c)(3)(A), the Company had a period of 180 calendar days, or until September 21, 2015, to regain compliance with the Rule. After determining that it would not be in compliance with the Rule by September 21, 2015, the Company notified NASDAQ and applied for an extension of the cure period, as permitted under the original notification. On September 22, 2015, the NASDAQ Stock Market LLC afforded the Company an additional 180 calendar day period to regain compliance with the minimum bid price requirement, as set forth in NASDAQ Listing Rule 5550(a)(2) (the “Rule”).

In order to regain compliance with the Rule for a minimum of ten consecutive business days, on March 4, 2016 the Company affected the Reverse Stock Split and began trading at a price of at least $1.00 per share. As of the date of this Current Report, the Company’s common stock has now traded above the minimum required closing bid price for ten (10) consecutive days before the expiration of the grace period, and has remained in compliance with all other listing requirements. The Company has received written confirmation from Nasdaq that it has regained compliance with the Rule.

On March 3, 2016, the Company issued a press release announcing the Reverse Stock Split. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

3.1 Certificate of Amendment of the Amended and Restated Certificate of Incorporation of Spherix Incorporated.

99.1 Press Release issued by Spherix Incorporated on March 3, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  March 18, 2016

SPHERIX INCORPORATED

By:	/s/ Anthony Hayes
Name: Anthony Hayes
Title: Chief Executive Officer